Exhibit 99.1


      Deckers Outdoor Corporation Reports First Quarter Financial Results;
                       Company Raises Fiscal 2006 Outlook


   GOLETA, Calif.--(BUSINESS WIRE)--April 27, 2006--Deckers Outdoor Corporation (NASDAQ: DECK) today announced financial results for the first quarter ended March 31, 2006.
   For the first quarter, net sales were $56.0 million compared to $64.3 million in the same period last year. Net earnings for the quarter were $5.6 million compared to earnings of $8.9 million last year and earnings per diluted share was $0.44 versus earnings per diluted share of $0.69 in the first quarter of 2005.
   Angel Martinez, President and Chief Executive Officer, stated, "We are pleased with our strong start to the new fiscal year and our ability to exceed expectations for the first quarter. Importantly, Teva is performing on plan, highlighted by the introduction of several key new products. At the same time, we benefited from the very successful debut of our UGG spring line, coupled with double digit gains in our Simple business. While it is obviously early in the year, we are excited with the positive momentum we are experiencing across the board."
   Including sales from both the wholesale divisions and the consumer direct (our Internet, catalog and retail outlet division) business, Teva net sales for the first quarter were $34.7 million compared to $39.4 million in the same period last year. UGG net sales for the quarter were $17.8 million versus $22.5 million a year ago, and Simple net sales increased 49.6% to $3.5 million for the first quarter compared to $2.4 million for the same period last year. Sales for the consumer direct business, which are included in the brand sales numbers above, increased 31.6% to $6.5 million for the first quarter of 2006 compared to $5.0 million for the first quarter of 2005.
   Mr. Martinez further stated, "Fiscal 2006 is an important year as we begin the process of enhancing the long-term growth opportunities for Teva by updating the product line, expanding our closed-toe footwear selection, and further evolving the outdoor lifestyle nature of the brand. Although we are still in the beginning stages of our strategic plan, we feel confident that the initial steps we have taken, primarily related to increases in both research and development and advertising and marketing, are driving improved results and setting the stage for a brighter future."
   "UGG posted another strong quarter, driven by the success of the brand's inaugural spring line and ongoing demand for our traditional fall and holiday footwear offerings. The feedback from retailers to our spring and fall collections has been very positive, which bodes well as we look to further expand UGG's selling season year round, giving us a heightened degree of confidence about our UGG business in the second half of the year."
   "Sales of Simple increased significantly compared to a year ago, as consumer reaction to our new Green Toe collection has been extremely positive. This category of environmentally friendly footwear is off to a great start at retail, and importantly, it has allowed us to open several new accounts. Looking ahead, we believe Simple's product assortment for fall is our best in some time and we remain convinced the brand is poised for a breakout year in 2006."
   Gross margin for the first quarter of 2006 was 44.1%, compared to 46.0% for the first quarter of 2005, primarily due to higher closeouts and inventory write-downs. Selling, general and administrative expenses ("SG&A") were $15.8 million or 28.2% of net sales for the first quarter of 2006 compared to $15.2 million or 23.6% of net sales in the first quarter of 2005. The increase in SG&A was primarily due to increased marketing, payroll and warehouse costs, partially offset by lower bad debt and commission expense on the lower sales levels, which caused SG&A as a percentage of sales to increase in the first quarter of 2006 compared to the first quarter of 2005. The resulting operating margins were 15.9% in the first quarter of 2006 versus 22.4% for the same period last year.
   Overall, inventories decreased to $31.3 million at March 31, 2006 compared to $45.4 million at March 31, 2005. UGG inventories were $15.6 million at March 31, 2006 compared to $26.1 million at March 31, 2005; Teva inventories decreased to $11.9 million at March 31, 2006 compared to $16.9 million at March 31, 2005; and Simple inventories increased to $3.7 million at March 31, 2006 compared to $2.4 million at March 31, 2005. In addition, the Company ended the first quarter of fiscal 2006 with approximately $65.3 million in cash and short-term investments compared to $17.6 million at the end of the first quarter of fiscal 2005.
   Deckers also increased its guidance for fiscal 2006. The Company now expects net sales to range from $268 million to $276 million, and earnings per diluted share to be $2.21 to $2.29, compared to its previous guidance of sales between $260 million to $270 million, and earnings per diluted share of $2.05 to $2.15. The Company also reiterated its comfort with its previous sales guidance for the second quarter of 2006 of $38 million to $40 million. However, due to a change in sales mix which is expected to result in lower gross profit margin sales and a shift of certain expenses from the first quarter into the second quarter, the Company now expects earnings per diluted share of $0.03 to $0.05 compared to its previous guidance of earnings per diluted share of $0.09 to $0.11.
   The fiscal 2006 guidance includes approximately $2.1 million of equity compensation expense which includes $700,000 of additional stock compensation expense related to the adoption of Statement of Financial Accounting Standards No. 123R, effective January 1, 2006.
   Mr. Martinez concluded, "Our recent performance reflects the vibrancy of our brands, the strength of our operating teams, and the focus of our mission. While we are pleased with the current pace of our business, we remain fully committed to further developing a global platform in order to support our long-term growth strategy and better position Deckers to capitalize on the many future prospects we believe exist for our Company."

   Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva(R), Simple(R) and UGG(R) brand names, which are also its registered trademarks.

   Certain expectations and projections regarding the future performance of Deckers Outdoor Corporation discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position to differ materially from those expressed in forward-looking statements: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; unpredictable events and circumstances relating to the supply of raw materials; the risk that we are unable to accurately forecast consumer demand and inventory needs; the risk that retailers could postpone or cancel existing orders; whether we are successful in continuing to implement our growth strategy; the success of our customers; our ability to protect our intellectual property; our ability to develop and patent new technologies; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; unpredictable events and circumstances related to our international operations; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; currency risk; delays and unexpected costs that can result from customs regulations; the sensitivity of our sales to seasonal and weather factors; competition; and general economic conditions. Please refer to the Company's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.



                           DECKERS OUTDOOR CORPORATION
                                AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)


                                             March 31,    December 31,
           Assets                               2006          2005
                                           ------------- -------------

Current assets:
   Cash and cash equivalents              $  10,552,000    50,749,000
   Short-term investments                    54,788,000     2,500,000
   Trade accounts receivable, net            28,193,000    40,918,000
   Inventories                               31,281,000    33,374,000
   Prepaid expenses and other current
    assets                                    1,748,000     1,364,000
   Deferred tax assets                        5,949,000     5,949,000
                                           ------------- -------------
      Total current assets                  132,511,000   134,854,000

Property and equipment, at cost, net          4,344,000     4,711,000
Intangible assets, less applicable
 amortization                                69,932,000    70,009,000
Other assets                                     52,000        52,000
                                           ------------- -------------

                                          $ 206,839,000   209,626,000
                                           ============= =============

    Liabilities and Stockholders' Equity

Current liabilities:
   Trade accounts payable                 $   8,922,000    14,506,000
   Accrued expenses                           4,918,000     6,095,000
   Income taxes payable                       4,179,000     7,133,000
                                           ------------- -------------
      Total current liabilities              18,019,000    27,734,000
                                           ------------- -------------

Deferred tax liabilities-noncurrent           4,337,000     4,337,000

Stockholders' equity:
   Common stock                                 125,000       124,000
   Additional paid-in capital                78,037,000    76,788,000
   Retained earnings                        106,085,000   100,436,000
   Accumulated other comprehensive income       236,000       207,000
                                           ------------- -------------
      Total stockholders' equity            184,483,000   177,555,000
                                           ------------- -------------

                                          $ 206,839,000   209,626,000
                                           ============= =============



                           DECKERS OUTDOOR CORPORATION
                                AND SUBSIDIARIES
                   Condensed Consolidated Statements of Income
                                   (Unaudited)


                                            Three-month period ended
                                                    March 31,
                                           ---------------------------
                                                2006          2005
                                            ------------  ------------

Net sales                                  $ 56,004,000    64,263,000
Cost of sales                                31,304,000    34,696,000
                                            ------------  ------------
   Gross profit                              24,700,000    29,567,000

Selling, general and administrative
 expenses                                    15,786,000    15,168,000
                                            ------------  ------------
   Income from operations                     8,914,000    14,399,000

Other expense (income):
   Interest, net                               (580,000)      (69,000)
   Other                                          -----         1,000
                                            ------------  ------------
Income before income taxes                    9,494,000    14,467,000

Income taxes                                  3,845,000     5,580,000
                                            ------------  ------------

Net income                                 $  5,649,000     8,887,000
                                            ============  ============

Net income per share:
   Basic                                   $       0.45          0.72
   Diluted                                         0.44          0.69
                                            ============  ============

Weighted-average shares:
   Basic                                     12,468,000    12,285,000
   Diluted                                   12,763,000    12,922,000
                                            ============  ============



    CONTACT: Deckers Outdoor Corporation
             Zohar Ziv, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon Frey, 203-682-8200